                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13D
                                (Rule 13d - 101)

  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                                (Amendment No. 3)

                          INTERSTATE HOTELS CORPORATION
                          -----------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
                          ----------------------------
                         (Title of Class of Securities)

                                    46088R108
                                    ---------
                                 (CUSIP Number)


                                Gary M. Goldberg
                                 Montebello Park
                               75 Montebello Road
                             Suffern, New York 10901

                                 with a copy to:

                            Richard P. Ackerman, Esq.
                     Goodkind Labaton Rudoff & Sucharow LLP
                           100 Park Avenue, 12th Floor
                               New York, NY 10017
            (Name, Address and Telephone Number of Persons Authorized
                     to Receive Notices and Communications)




                                 March 23, 2000
                                 --------------
             (Date of Event which Requires Filing of this Statement)

                  If the filing person has previously filed a statement on
Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                          (Continued on following page)

The Cover Page to the Schedule 13D is amended or added to as follows:

-------------------                                           ------------------
CUSIP NO. 46088R108                                           Page 2 of 45 Pages
-------------------                                           ------------------


--------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSON

                                Gary M. Goldberg

                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
--------------------------------------------------------------------------------

        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)
                                                                        (b)  X
                                                                             --

--------------------------------------------------------------------------------
        3           SEC USE ONLY

--------------------------------------------------------------------------------
        4           SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                    REQUIRED PURSUANT TO ITEM                               [ ]
                    2(d) or 2(e)

--------------------------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

                    ------------------------------------------------------------
                     7     SOLE VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY                     497,732 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON
       WITH
                    ------------------------------------------------------------
                     8      SHARED VOTING POWER
                                    0

                    ------------------------------------------------------------
                     9      SOLE DISPOSITIVE POWER
                                    497,732 shares (see Introductory Statement)

                    ------------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER
                                    0

--------------------------------------------------------------------------------
        11
                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           497,732 shares (see Introductory Statement)

--------------------------------------------------------------------------------
        12
                    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
                           EXCLUDES CERTAIN SHARES                           [ ]

--------------------------------------------------------------------------------
        13
                    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           Approximately 7.8% (see Introductory Statement)

--------------------------------------------------------------------------------
        14
                    TYPE OF REPORTING PERSON*
                           IN

--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 46088R108                                           Page 3 of 45 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSON
                           Gary Goldberg & Co., Inc.

                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
                           13-2731992
--------------------------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a)
                                                                       (b)  X
                                                                           ---

--------------------------------------------------------------------------------
        3           SEC USE ONLY

--------------------------------------------------------------------------------
        4           SOURCE OF FUNDS

                           WC

--------------------------------------------------------------------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                    REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                  [ ]


--------------------------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION

                           Delaware

--------------------------------------------------------------------------------
                     7      SOLE VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY                     398,752 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON
       WITH
                    ------------------------------------------------------------
                     8
                               SHARED VOTING POWER
                                        0

                    ------------------------------------------------------------
                     9
                            SOLE DISPOSITIVE POWER
                                    398,752 shares (see Introductory Statement)

                    ------------------------------------------------------------
                    10
                            SHARED DISPOSITIVE POWER
                                        0

--------------------------------------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           497,732 shares (see Introductory Statement)

--------------------------------------------------------------------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
                           EXCLUDES CERTAIN SHARES                           [ ]

--------------------------------------------------------------------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           Approximately 7.8% (see Introductory Statement)

--------------------------------------------------------------------------------
        14          TYPE OF REPORTING PERSON
                           CO

--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 46088R108                                           Page 4 of 45 Pages
-------------------                                           ------------------


--------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSON

                           VIP 100, L.P.

                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) 13-3538358
--------------------------------------------------------------------------------
        2
                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)
                                                                        (b)  X
                                                                            ---

--------------------------------------------------------------------------------
        3
                    SEC USE ONLY

--------------------------------------------------------------------------------
        4
                    SOURCE OF FUNDS

                           WC

--------------------------------------------------------------------------------
        5
                    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                    REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                   [ ]


--------------------------------------------------------------------------------
        6
                    CITIZENSHIP OR PLACE OF ORGANIZATION

                           Delaware

--------------------------------------------------------------------------------
                     7
 NUMBER OF SHARES           SOLE VOTING POWER
   BENEFICIALLY                     98,980 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON
       WITH
                    -----------------------------------------------------------
                     8
                               SHARED VOTING POWER
                                        0

                    ------------------------------------------------------------
                     9
                            SOLE DISPOSITIVE POWER
                                    98,980 shares (see Introductory Statement)

                    ------------------------------------------------------------
                    10
                            SHARED DISPOSITIVE POWER
                                        0

--------------------------------------------------------------------------------
        11
                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           497,732 shares (see Introductory Statement)

--------------------------------------------------------------------------------
        12
                    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                           CERTAIN SHARES

--------------------------------------------------------------------------------
        13
                    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           Approximately 7.8% (see Introductory Statement)

--------------------------------------------------------------------------------
        14
                    TYPE OF REPORTING PERSON
                           PN

--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 46088R108                                           Page 5 of 45 Pages
-------------------                                           ------------------


--------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSON

                                  Gordon Adsluf

                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
--------------------------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)
                                                                        (b)  X
                                                                            ---
                          (see Introductory Statement)
--------------------------------------------------------------------------------
        3           SEC USE ONLY

--------------------------------------------------------------------------------
        4           SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
        5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                     7      SOLE VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY                     2,199 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON
       WITH
                     -----------------------------------------------------------
                     8         SHARED VOTING POWER
                                        0

                     -----------------------------------------------------------
                     9      SOLE DISPOSITIVE POWER
                                    2,199 shares (see Introductory Statement)

                     -----------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER
                                        0

--------------------------------------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           497,732 shares (see Introductory Statement)

--------------------------------------------------------------------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                    CERTAIN SHARES*

--------------------------------------------------------------------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           Approximately 7.8% (see Introductory Statement)

--------------------------------------------------------------------------------
        14          TYPE OF REPORTING PERSON*
                           IN

--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 46088R108                                           Page 6 of 45 Pages
-------------------                                           ------------------



--------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSON

                                  Brian Bassuk

                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
--------------------------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a)
                                                                       (b)  X
                                                                           ---
                          (see Introductory Statement)
--------------------------------------------------------------------------------
        3           SEC USE ONLY

--------------------------------------------------------------------------------
        4           SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
        5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                     7      SOLE VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY                     5,033 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON
       WITH
                    ------------------------------------------------------------
                     8         SHARED VOTING POWER
                                        0

                    ------------------------------------------------------------
                     9      SOLE DISPOSITIVE POWER
                                    5,033 shares (see Introductory Statement)

                    ------------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER
                                        0

--------------------------------------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           497,732 shares (see Introductory Statement)

--------------------------------------------------------------------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                           CERTAIN SHARES*

--------------------------------------------------------------------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           Approximately 7.8% (see Introductory Statement)

--------------------------------------------------------------------------------
        14          TYPE OF REPORTING PERSON*
                           IN

--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 46088R108                                           Page 7 of 45 Pages
-------------------                                           ------------------



--------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSON

                                Annettee Berkman

                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
--------------------------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a)
                                                                       (b)  X
                                                                           ---
                          (see Introductory Statement)
--------------------------------------------------------------------------------
        3           SEC USE ONLY

--------------------------------------------------------------------------------
        4           SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
        5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
        6
                    CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                     7      SOLE VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY                     666 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON
       WITH
                     -----------------------------------------------------------
                     8         SHARED VOTING POWER
                                        0

                     -----------------------------------------------------------
                     9      SOLE DISPOSITIVE POWER
                                    666 shares (see Introductory Statement)

                     -----------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER
                                        0

--------------------------------------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           497,732 shares (see Introductory Statement)

--------------------------------------------------------------------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                    CERTAIN SHARES*

--------------------------------------------------------------------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           Approximately 7.8% (see Introductory Statement)

--------------------------------------------------------------------------------
        14
                    TYPE OF REPORTING PERSON*
                           IN

--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 46088R108                                           Page 8 of 45 Pages
-------------------                                           ------------------




--------------------------------------------------------------------------------
        1
                    NAME OF REPORTING PERSON

                                  Edward Carter

                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
--------------------------------------------------------------------------------
        2
                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a)
                                                                       (b)  X
                                                                           ---
                          (see Introductory Statement)
--------------------------------------------------------------------------------
        3
                    SEC USE ONLY

--------------------------------------------------------------------------------
        4
                    SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
        5
                    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
        6
                    CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

                     -----------------------------------------------------------
                     7      SOLE VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY                     10,000 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON
       WITH
                     -----------------------------------------------------------
                     8      SHARED VOTING POWER
                                        0

                     -----------------------------------------------------------
                     9      SOLE DISPOSITIVE POWER
                                    10,000 shares (see Introductory Statement)

                     -----------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER
                                        0

--------------------------------------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           497,732 shares (see Introductory Statement)

--------------------------------------------------------------------------------
        12
                    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                           CERTAIN SHARES*

--------------------------------------------------------------------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           Approximately 7.8% (see Introductory Statement)

--------------------------------------------------------------------------------
        14          TYPE OF REPORTING PERSON*
                           IN

--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 46088R108                                           Page 9 of 45 Pages
-------------------                                           ------------------



--------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSON

                                 Dan Cervellino

                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
--------------------------------------------------------------------------------
        2
                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a)
                                                                       (b)  X
                                                                           ---
                          (see Introductory Statement)
--------------------------------------------------------------------------------
        3
                    SEC USE ONLY

--------------------------------------------------------------------------------
        4
                    SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
        5
                    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
        6
                    CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

                    ------------------------------------------------------------
                     7
 NUMBER OF SHARES           SOLE VOTING POWER
   BENEFICIALLY                     2,000 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON
       WITH
                    ------------------------------------------------------------
                     8
                               SHARED VOTING POWER
                                        0

                    ------------------------------------------------------------
                     9
                            SOLE DISPOSITIVE POWER
                                    2,000 shares (see Introductory Statement)

                    ------------------------------------------------------------
                    10
                            SHARED DISPOSITIVE POWER
                                        0

--------------------------------------------------------------------------------
        11
                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           497,732 shares (see Introductory Statement)

--------------------------------------------------------------------------------
        12
                    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
        13
                    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           Approximately 7.8% (see Introductory Statement)

--------------------------------------------------------------------------------
        14
                    TYPE OF REPORTING PERSON*
                           IN

--------------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 46088R108                                          Page 10 of 45 Pages
-------------------                                          -------------------



--------------------------------------------------------------------------------
        1
                    NAME OF REPORTING PERSON

                                   Edward Daly

                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    (ENTITIES ONLY)
--------------------------------------------------------------------------------
        2
                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a)
                                                                       (b)  X
                                                                           ---
                          (see Introductory Statement)
--------------------------------------------------------------------------------
        3
                    SEC USE ONLY

--------------------------------------------------------------------------------
        4
                    SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
        5
                    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
        6
                    CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                     7      SOLE VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY                     3,366 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON
       WITH
                    ------------------------------------------------------------
                     8
                               SHARED VOTING POWER
                                        0

                    ------------------------------------------------------------
                     9
                            SOLE DISPOSITIVE POWER
                                    3,366 shares (see Introductory Statement)

                    ------------------------------------------------------------
                    10
                            SHARED DISPOSITIVE POWER
                                        0

--------------------------------------------------------------------------------
        11
                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           497,732 shares (see Introductory Statement)

--------------------------------------------------------------------------------
        12
                    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
        13
                    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           Approximately 7.8% (see Introductory Statement)

--------------------------------------------------------------------------------
        14
                    TYPE OF REPORTING PERSON*
                           IN

--------------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 46088R108                                          Page 11 of 45 Pages
-------------------                                          -------------------



--------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSON

                                  Hugh Delvalle

                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    (ENTITIES ONLY)
--------------------------------------------------------------------------------

                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a)
                                                                      (b)  X
                                                                          ---
                          (see Introductory Statement)
--------------------------------------------------------------------------------
        3
                    SEC USE ONLY

--------------------------------------------------------------------------------
        4
                    SOURCE OF FUNDS

                           PF
--------------------------------------------------------------------------------
        5
                    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
        6
                    CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

                    ------------------------------------------------------------
                     7
 NUMBER OF SHARES           SOLE VOTING POWER
   BENEFICIALLY                     1,076 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON
       WITH
                    ------------------------------------------------------------
                     8
                               SHARED VOTING POWER
                                        0
                    ------------------------------------------------------------
                     9
                            SOLE DISPOSITIVE POWER
                                    1,076 shares (see Introductory Statement)
                    ------------------------------------------------------------
                    10
                            SHARED DISPOSITIVE POWER
                                        0
--------------------------------------------------------------------------------
        11
                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           497,732 shares (see Introductory Statement)

--------------------------------------------------------------------------------
        12
                    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
        13
                    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           Approximately 7.8% (see Introductory Statement)

--------------------------------------------------------------------------------
        14
                    TYPE OF REPORTING PERSON*
                           IN

--------------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 46088R108                                          Page 12 of 45 Pages
-------------------                                          -------------------



--------------------------------------------------------------------------------
        1
                    NAME OF REPORTING PERSON

                                  Thomas DeMaio

                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
--------------------------------------------------------------------------------
        2
                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)
                                                                        (b)  X
                                                                            ---
                          (see Introductory Statement)
--------------------------------------------------------------------------------
        3
                    SEC USE ONLY

--------------------------------------------------------------------------------
        4
                    SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
        5
                    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
        6
                    CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                     7
 NUMBER OF SHARES           SOLE VOTING POWER
   BENEFICIALLY                     1,033 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON
       WITH
                    ------------------------------------------------------------
                     8
                               SHARED VOTING POWER
                                        0
                    ------------------------------------------------------------
                     9
                            SOLE DISPOSITIVE POWER
                                    1,033 shares (see Introductory Statement)

                    ------------------------------------------------------------
                    10
                            SHARED DISPOSITIVE POWER
                                        0

--------------------------------------------------------------------------------
        11
                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           497,732 shares (see Introductory Statement)

--------------------------------------------------------------------------------
        12
                    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
        13
                    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           Approximately 7.8% (see Introductory Statement)

--------------------------------------------------------------------------------
        14
                    TYPE OF REPORTING PERSON*
                           IN

--------------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 46088R108                                          Page 13 of 45 Pages
-------------------                                          -------------------



--------------------------------------------------------------------------------
        1
                    NAME OF REPORTING PERSON

                                 Harry DiPeitro

                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
--------------------------------------------------------------------------------
        2
                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a)
                                                                      (b)  X
                                                                          ---
                          (see Introductory Statement)
--------------------------------------------------------------------------------
        3
                    SEC USE ONLY

--------------------------------------------------------------------------------
        4
                    SOURCE OF FUNDS

                           PF
--------------------------------------------------------------------------------
        5
                    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
        6
                    CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

                    ------------------------------------------------------------
                     7
 NUMBER OF SHARES           SOLE VOTING POWER
   BENEFICIALLY                     5,000 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON
       WITH
                    ------------------------------------------------------------
                     8
                               SHARED VOTING POWER
                                        0

                    ------------------------------------------------------------
                     9
                            SOLE DISPOSITIVE POWER
                                    5,000 shares (see Introductory Statement)

                    ------------------------------------------------------------
                    10
                            SHARED DISPOSITIVE POWER
                                        0

--------------------------------------------------------------------------------
        11
                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           497,732 shares (see Introductory Statement)

--------------------------------------------------------------------------------
        12
                    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
        13
                    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           Approximately 7.8% (see Introductory Statement)

--------------------------------------------------------------------------------
        14
                    TYPE OF REPORTING PERSON*
                           IN

-------------------                                          -------------------
CUSIP NO. 46088R108                                          Page 14 of 45 Pages
-------------------                                          -------------------



--------------------------------------------------------------------------------
        1
                    NAME OF REPORTING PERSON

                                 Maxine Dombrow

                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
--------------------------------------------------------------------------------
        2
                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a)
                                                                      (b)  X
                                                                          ---
                          (see Introductory Statement)
--------------------------------------------------------------------------------
        3
                    SEC USE ONLY

--------------------------------------------------------------------------------
        4
                    SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
        5
                    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
        6
                    CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

                    ------------------------------------------------------------
                     7
 NUMBER OF SHARES           SOLE VOTING POWER
   BENEFICIALLY                     262 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON
       WITH
                    ------------------------------------------------------------
                     8
                               SHARED VOTING POWER
                                        0

                    ------------------------------------------------------------
                     9
                            SOLE DISPOSITIVE POWER
                                    262 shares (see Introductory Statement)

                    ------------------------------------------------------------
                    10
                            SHARED DISPOSITIVE POWER
                                        0

--------------------------------------------------------------------------------
        11
                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           497,732 shares (see Introductory Statement)

--------------------------------------------------------------------------------
        12
                    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
        13
                    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           Approximately 7.8% (see Introductory Statement)

--------------------------------------------------------------------------------
        14
                    TYPE OF REPORTING PERSON*
                           IN

--------------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 46088R108                                          Page 15 of 45 Pages
-------------------                                          -------------------



--------------------------------------------------------------------------------
        1
                    NAME OF REPORTING PERSON

                                   Tanya Drake

                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    (ENTTIES ONLY)
--------------------------------------------------------------------------------
        2
                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a)
                                                                      (b)  X
                                                                          ---
                          (see Introductory Statement)
--------------------------------------------------------------------------------
        3
                    SEC USE ONLY

--------------------------------------------------------------------------------
        4
                    SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
        5
                    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
        6
                    CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                     7
 NUMBER OF SHARES           SOLE VOTING POWER
   BENEFICIALLY                     2,000 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON
       WITH
--------------------------------------------------------------------------------
                     8
                               SHARED VOTING POWER
                                        0

--------------------------------------------------------------------------------
                     9
                            SOLE DISPOSITIVE POWER
                                    2,000 shares (see Introductory Statement)

--------------------------------------------------------------------------------
                    10
                            SHARED DISPOSITIVE POWER
                                        0

--------------------------------------------------------------------------------
        11
                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           497,732 shares (see Introductory Statement)

--------------------------------------------------------------------------------
        12
                    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                           CERTAIN SHARES*

--------------------------------------------------------------------------------
        13
                    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           Approximately 7.8% (see Introductory Statement)

--------------------------------------------------------------------------------
        14
                    TYPE OF REPORTING PERSON*
                           IN

--------------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 46088R108                                          Page 16 of 45 Pages
-------------------                                          -------------------



--------------------------------------------------------------------------------
        1
                    NAME OF REPORTING PERSON

                                   Louis Ecker

                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     (ENTTIES ONLY)
--------------------------------------------------------------------------------
        2
                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a)
                                                                      (b)  X
                                                                          ---
                          (see Introductory Statement)
--------------------------------------------------------------------------------
        3
                    SEC USE ONLY

--------------------------------------------------------------------------------
        4
                    SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
        5
                    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
        6
                    CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                     7
 NUMBER OF SHARES           SOLE VOTING POWER
   BENEFICIALLY                     5,100 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON
       WITH
--------------------------------------------------------------------------------
                     8
                               SHARED VOTING POWER
                                        0

--------------------------------------------------------------------------------
                     9
                            SOLE DISPOSITIVE POWER
                                    5,100 shares (see Introductory Statement)

--------------------------------------------------------------------------------
                    10
                            SHARED DISPOSITIVE POWER
                                        0

--------------------------------------------------------------------------------
        11
                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           497,732 shares (see Introductory Statement)

--------------------------------------------------------------------------------
        12
                    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
        13
                    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           Approximately 7.8% (see Introductory Statement)

--------------------------------------------------------------------------------
        14
                    TYPE OF REPORTING PERSON*
                           IN

--------------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 46088R108                                          Page 17 of 45 Pages
-------------------                                          -------------------



--------------------------------------------------------------------------------
        1
                    NAME OF REPORTING PERSON

                                 Thomas Finehout

                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    (ENTTIES ONLY)
--------------------------------------------------------------------------------
        2
                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a)
                                                                       (b)  X
                                                                           ---
                          (see Introductory Statement)
--------------------------------------------------------------------------------
        3
                    SEC USE ONLY

--------------------------------------------------------------------------------
        4
                    SOURCE OF FUNDS

                           PF
--------------------------------------------------------------------------------
        5
                    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
        6
                    CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                     7
 NUMBER OF SHARES           SOLE VOTING POWER
   BENEFICIALLY                     2,025 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON
       WITH
--------------------------------------------------------------------------------
                     8
                               SHARED VOTING POWER
                                        0

--------------------------------------------------------------------------------
                     9
                            SOLE DISPOSITIVE POWER
                                    2,025 shares (see Introductory Statement)

--------------------------------------------------------------------------------
                    10
                            SHARED DISPOSITIVE POWER
                                        0

--------------------------------------------------------------------------------
        11
                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           497,732 shares (see Introductory Statement)

--------------------------------------------------------------------------------
        12
                    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
        13
                    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           Approximately 7.8% (see Introductory Statement)

--------------------------------------------------------------------------------
        14
                    TYPE OF REPORTING PERSON*
                           IN

--------------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 46088R108                                          Page 18 of 45 Pages
-------------------                                          -------------------


--------------------------------------------------------------------------------
        1
                    NAME OF REPORTING PERSON

                                  Alan Frankel

                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    (ENTTIES ONLY)
--------------------------------------------------------------------------------
        2
                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a)
                                                                       (b)  X
                                                                           ---
                          (see Introductory Statement)
--------------------------------------------------------------------------------
        3
                    SEC USE ONLY

--------------------------------------------------------------------------------
        4
                    SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
        5
                    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
        6
                    CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                     7
 NUMBER OF SHARES           SOLE VOTING POWER
   BENEFICIALLY                     300 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON
       WITH
--------------------------------------------------------------------------------
                     8
                               SHARED VOTING POWER
                                        0

--------------------------------------------------------------------------------
                     9
                            SOLE DISPOSITIVE POWER
                                    300 shares (see Introductory Statement)

--------------------------------------------------------------------------------
                    10
                            SHARED DISPOSITIVE POWER
                                        0

--------------------------------------------------------------------------------
        11
                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           497,732 shares (see Introductory Statement)

--------------------------------------------------------------------------------
        12
                    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
        13
                    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           Approximately 7.8% (see Introductory Statement)

--------------------------------------------------------------------------------
        14
                    TYPE OF REPORTING PERSON*
                           IN

--------------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 46088R108                                          Page 19 of 45 Pages
-------------------                                          -------------------



--------------------------------------------------------------------------------
        1
                    NAME OF REPORTING PERSON

                                 Robert Friedel

                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    (ENTTIES ONLY)
--------------------------------------------------------------------------------
        2
                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a)
                                                                       (b)  X
                                                                           ---
                          (see Introductory Statement)
--------------------------------------------------------------------------------
        3
                    SEC USE ONLY

--------------------------------------------------------------------------------
        4
                    SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
        5
                    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
        6
                    CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                     7
 NUMBER OF SHARES           SOLE VOTING POWER
   BENEFICIALLY                     320 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON
       WITH
--------------------------------------------------------------------------------
                     8
                               SHARED VOTING POWER
                                        0

--------------------------------------------------------------------------------
                     9
                            SOLE DISPOSITIVE POWER
                                    320 shares (see Introductory Statement)

--------------------------------------------------------------------------------
                    10
                            SHARED DISPOSITIVE POWER
                                        0

--------------------------------------------------------------------------------
        11
                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           497,732 shares (see Introductory Statement)

--------------------------------------------------------------------------------
        12
                    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
        13
                    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           Approximately 7.8% (see Introductory Statement)

--------------------------------------------------------------------------------
        14
                    TYPE OF REPORTING PERSON*
                           IN

--------------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 46088R108                                          Page 20 of 45 Pages
-------------------                                          -------------------



--------------------------------------------------------------------------------
        1
                    NAME OF REPORTING PERSON

                                  John Gilbert

                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    (ENTTIES ONLY)
--------------------------------------------------------------------------------
        2
                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a)
                                                                      (b)  X
                                                                          ---
                          (see Introductory Statement)
--------------------------------------------------------------------------------
        3
                    SEC USE ONLY

--------------------------------------------------------------------------------
        4
                    SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
        5
                    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
        6
                    CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                     7
 NUMBER OF SHARES           SOLE VOTING POWER
   BENEFICIALLY                     1,875 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON
       WITH
--------------------------------------------------------------------------------
                     8
                               SHARED VOTING POWER
                                        0

--------------------------------------------------------------------------------
                     9
                            SOLE DISPOSITIVE POWER
                                    1,875 shares (see Introductory Statement)

--------------------------------------------------------------------------------
                    10
                            SHARED DISPOSITIVE POWER
                                        0

--------------------------------------------------------------------------------
        11
                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           497,732 shares (see Introductory Statement)

--------------------------------------------------------------------------------
        12
                    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
        13
                    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           Approximately 7.8% (see Introductory Statement)

--------------------------------------------------------------------------------
        14
                    TYPE OF REPORTING PERSON*
                           IN

--------------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 46088R108                                          Page 21 of 45 Pages
-------------------                                          -------------------



--------------------------------------------------------------------------------
        1
                    NAME OF REPORTING PERSON

                                Barbara Haessler

                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
--------------------------------------------------------------------------------
        2
                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a)
                                                                      (b)  X
                                                                          ---
                          (See Introductory Statement)
--------------------------------------------------------------------------------
        3
                    SEC USE ONLY

--------------------------------------------------------------------------------
        4
                    SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
        5
                    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
        6
                    CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                     7
 NUMBER OF SHARES           SOLE VOTING POWER
   BENEFICIALLY                     366 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON
       WITH
--------------------------------------------------------------------------------
                     8
                               SHARED VOTING POWER
                                        0
--------------------------------------------------------------------------------
                     9
                            SOLE DISPOSITIVE POWER
                                    366 shares (see Introductory Statement)

--------------------------------------------------------------------------------
                    10
                            SHARED DISPOSITIVE POWER
                                        0

--------------------------------------------------------------------------------
        11
                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           497,732 shares (see Introductory Statement)

--------------------------------------------------------------------------------
        12
                    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
        13
                    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           Approximately 7.8% (see Introductory Statement)

--------------------------------------------------------------------------------
        14
                    TYPE OF REPORTING PERSON*
                           IN

--------------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 46088R108                                          Page 22 of 45 Pages
-------------------                                          -------------------


--------------------------------------------------------------------------------
        1
                    NAME OF REPORTING PERSON

                                  Edward Heinz

                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    (ENTITIES ONLY)
--------------------------------------------------------------------------------
        2
                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a)
                                                                      (b)  X
                                                                          ---
                          (See Introductory Statement)
--------------------------------------------------------------------------------
        3
                    SEC USE ONLY

--------------------------------------------------------------------------------
        4
                    SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
        5
                    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
        6
                    CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                     7
 NUMBER OF SHARES           SOLE VOTING POWER
   BENEFICIALLY                     1,066 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON
       WITH
--------------------------------------------------------------------------------
                     8
                               SHARED VOTING POWER
                                        0

--------------------------------------------------------------------------------
                     9
                            SOLE DISPOSITIVE POWER
                                    1,066 shares (see Introductory Statement)

--------------------------------------------------------------------------------
                    10
                            SHARED DISPOSITIVE POWER
                                        0

--------------------------------------------------------------------------------
        11
                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           497,732 shares (see Introductory Statement)

--------------------------------------------------------------------------------
        12
                    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
        13
                    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           Approximately 7.8% (see Introductory Statement)

--------------------------------------------------------------------------------
        14
                    TYPE OF REPORTING PERSON*
                           IN

--------------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 46088R108                                          Page 23 of 45 Pages
-------------------                                          -------------------



--------------------------------------------------------------------------------
        1
                    NAME OF REPORTING PERSON

                                 Leonard Israel

                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    (ENTITIES ONLY)
--------------------------------------------------------------------------------
        2
                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a)
                                                                      (b)  X
                                                                          ---
                          (See Introductory Statement)
--------------------------------------------------------------------------------
        3
                    SEC USE ONLY

--------------------------------------------------------------------------------
        4
                    SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
        5
                    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
        6
                    CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                     7
 NUMBER OF SHARES           SOLE VOTING POWER
   BENEFICIALLY                     3,000 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON
       WITH
--------------------------------------------------------------------------------
                     8
                               SHARED VOTING POWER
                                        0

--------------------------------------------------------------------------------
                     9
                            SOLE DISPOSITIVE POWER
                                    3,000 shares (see Introductory Statement)

--------------------------------------------------------------------------------
                    10
                            SHARED DISPOSITIVE POWER
                                        0

--------------------------------------------------------------------------------
        11
                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           497,732 shares (see Introductory Statement)

--------------------------------------------------------------------------------
        12
                    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
        13
                    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           Approximately 7.8% (see Introductory Statement)

--------------------------------------------------------------------------------
        14
                    TYPE OF REPORTING PERSON*
                           IN

--------------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 46088R108                                          Page 24 of 45 Pages
-------------------                                          -------------------



--------------------------------------------------------------------------------
        1
                    NAME OF REPORTING PERSON

                                  Marvin Kranes

                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    (ENTITIES ONLY)
--------------------------------------------------------------------------------
        2
                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)
                                                                          (b) X
                                                                             --
                          (See Introductory Statement)
--------------------------------------------------------------------------------
        3
                    SEC USE ONLY

--------------------------------------------------------------------------------
        4
                    SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
        5
                    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
        6
                    CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------

                     7
 NUMBER OF SHARES           SOLE VOTING POWER
   BENEFICIALLY                     550 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON
       WITH
--------------------------------------------------------------------------------
                     8
                               SHARED VOTING POWER
                                        0

--------------------------------------------------------------------------------
                     9
                            SOLE DISPOSITIVE POWER
                                    550 shares (see Introductory Statement)

--------------------------------------------------------------------------------
                    10
                            SHARED DISPOSITIVE POWER
                                        0

--------------------------------------------------------------------------------
        11
                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           497,732 shares (see Introductory Statement)

--------------------------------------------------------------------------------
        12
                    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
        13
                    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           Approximately 7.8% (see Introductory Statement)

--------------------------------------------------------------------------------
        14
                    TYPE OF REPORTING PERSON*
                           IN

--------------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 46088R108                                          Page 25 of 45 Pages
-------------------                                          -------------------



--------------------------------------------------------------------------------
        1
                    NAME OF REPORTING PERSON

                                Dorothy Lopreato

                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    (ENTITIES ONLY)
--------------------------------------------------------------------------------
        2
                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)
                                                                          (b)  X
                                                                              --
                          (See Introductory Statement)
--------------------------------------------------------------------------------
        3
                    SEC USE ONLY

--------------------------------------------------------------------------------
        4
                    SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
        5
                    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
        6
                    CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                     7
 NUMBER OF SHARES           SOLE VOTING POWER
   BENEFICIALLY                     2,200 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON
       WITH
--------------------------------------------------------------------------------
                     8
                               SHARED VOTING POWER
                                        0

--------------------------------------------------------------------------------
                     9
                            SOLE DISPOSITIVE POWER
                                    2,200 shares (see Introductory Statement)

--------------------------------------------------------------------------------
                    10
                            SHARED DISPOSITIVE POWER
                                        0

--------------------------------------------------------------------------------
        11
                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           497,732 shares (see Introductory Statement)

--------------------------------------------------------------------------------
        12
                    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
        13
                    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           Approximately 7.8% (see Introductory Statement)

--------------------------------------------------------------------------------
        14
                    TYPE OF REPORTING PERSON*
                           IN

--------------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 46088R108                                          Page 26 of 45 Pages
-------------------                                          -------------------



--------------------------------------------------------------------------------
        1
                    NAME OF REPORTING PERSON

                                 Rita Mayersohn

                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    (ENTITIES ONLY)
--------------------------------------------------------------------------------
        2
                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)
                                                                         (b)  X
                                                                             --
                          (See Introductory Statement)
--------------------------------------------------------------------------------
        3
                    SEC USE ONLY

--------------------------------------------------------------------------------
        4
                    SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
        5
                    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
        6
                    CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                     7
 NUMBER OF SHARES           SOLE VOTING POWER
   BENEFICIALLY                     1,500 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON
       WITH
--------------------------------------------------------------------------------
                     8
                               SHARED VOTING POWER
                                        0

--------------------------------------------------------------------------------
                     9
                            SOLE DISPOSITIVE POWER
                                    1,500 shares (see Introductory Statement)

--------------------------------------------------------------------------------
                    10
                            SHARED DISPOSITIVE POWER
                                        0

--------------------------------------------------------------------------------
        11
                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           497,732 shares (see Introductory Statement)

--------------------------------------------------------------------------------
        12
                    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
        13
                    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           Approximately 7.8% (see Introductory Statement)

--------------------------------------------------------------------------------
        14
                    TYPE OF REPORTING PERSON*
                           IN

--------------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 46088R108                                          Page 27 of 45 Pages
-------------------                                          -------------------



--------------------------------------------------------------------------------
        1
                    NAME OF REPORTING PERSON

                                   Rocco Miano

                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    (ENTITIES ONLY)
--------------------------------------------------------------------------------
        2
                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)
                                                                          (b)  X
                                                                              --
                          (See Introductory Statement)
--------------------------------------------------------------------------------
        3
                    SEC USE ONLY

--------------------------------------------------------------------------------
        4
                    SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
        5
                    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
        6
                    CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                     7
 NUMBER OF SHARES           SOLE VOTING POWER
   BENEFICIALLY                     2,100 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON
       WITH
--------------------------------------------------------------------------------
                     8
                               SHARED VOTING POWER
                                        0

--------------------------------------------------------------------------------
                     9
                            SOLE DISPOSITIVE POWER
                                    2,100 shares (see Introductory Statement)

--------------------------------------------------------------------------------
                    10
                            SHARED DISPOSITIVE POWER
                                        0

--------------------------------------------------------------------------------
        11
                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           497,732 shares (see Introductory Statement)

--------------------------------------------------------------------------------
        12
                    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
        13
                    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           Approximately 7.8% (see Introductory Statement)

--------------------------------------------------------------------------------
        14
                    TYPE OF REPORTING PERSON*
                           IN

--------------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 46088R108                                          Page 28 of 45 Pages
-------------------                                          -------------------



--------------------------------------------------------------------------------
        1
                    NAME OF REPORTING PERSON

                                 Herbert Nathan

                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    (ENTITIES ONLY)
--------------------------------------------------------------------------------
        2
                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)
                                                                          (b)  X
                                                                              --
                          (see Introductory Statement)
--------------------------------------------------------------------------------
        3
                    SEC USE ONLY

--------------------------------------------------------------------------------
        4
                    SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
        5
                    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
        6
                    CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                     7
 NUMBER OF SHARES           SOLE VOTING POWER
   BENEFICIALLY                     406 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON
       WITH
--------------------------------------------------------------------------------
                     8
                               SHARED VOTING POWER
                                        0

--------------------------------------------------------------------------------
                     9
                            SOLE DISPOSITIVE POWER
                                    406 shares (see Introductory Statement)

--------------------------------------------------------------------------------
                    10
                            SHARED DISPOSITIVE POWER
                                        0

--------------------------------------------------------------------------------
        11
                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           497,732 shares (see Introductory Statement)

--------------------------------------------------------------------------------
        12
                    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
        13
                    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           Approximately 7.8% (see Introductory Statement)

--------------------------------------------------------------------------------
        14
                    TYPE OF REPORTING PERSON*
                           IN

--------------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 46088R108                                          Page 29 of 45 Pages
-------------------                                          -------------------



--------------------------------------------------------------------------------
        1
                    NAME OF REPORTING PERSON

                                  Edith Nathan

                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    (ENTITIES ONLY)
--------------------------------------------------------------------------------
        2
                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)
                                                                          (b)  X
                                                                              --
                          (see Introductory Statement)
--------------------------------------------------------------------------------
        3
                    SEC USE ONLY

--------------------------------------------------------------------------------
        4
                    SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
        5
                    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
        6
                    CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                     7
 NUMBER OF SHARES           SOLE VOTING POWER
   BENEFICIALLY                     360 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON
       WITH
--------------------------------------------------------------------------------
                     8
                               SHARED VOTING POWER
                                        0

--------------------------------------------------------------------------------
                     9
                            SOLE DISPOSITIVE POWER
                                    360 shares (see Introductory Statement)

--------------------------------------------------------------------------------
                    10
                            SHARED DISPOSITIVE POWER
                                        0

--------------------------------------------------------------------------------
        11
                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           497,732 shares (see Introductory Statement)

--------------------------------------------------------------------------------
        12
                    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
        13
                    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           Approximately 7.8% (see Introductory Statement)

--------------------------------------------------------------------------------
        14
                    TYPE OF REPORTING PERSON*
                           IN

--------------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 46088R108                                          Page 30 of 45 Pages
-------------------                                          -------------------



--------------------------------------------------------------------------------
        1
                    NAME OF REPORTING PERSON

                                 Margaret Nikola

                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    (ENTITIES ONLY)
--------------------------------------------------------------------------------
        2
                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)
                                                                          (b)  X
                                                                              --
                          (see Introductory Statement)
--------------------------------------------------------------------------------
        3
                    SEC USE ONLY

--------------------------------------------------------------------------------
        4
                    SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
        5
                    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
        6
                    CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                     7
 NUMBER OF SHARES           SOLE VOTING POWER
   BENEFICIALLY                     200 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON
       WITH
--------------------------------------------------------------------------------
                     8
                               SHARED VOTING POWER
                                        0

--------------------------------------------------------------------------------
                     9
                            SOLE DISPOSITIVE POWER
                                    200 shares (see Introductory Statement)

--------------------------------------------------------------------------------
                    10
                            SHARED DISPOSITIVE POWER
                                        0

--------------------------------------------------------------------------------
        11
                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           497,732 shares (see Introductory Statement)

--------------------------------------------------------------------------------
        12
                    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
        13
                    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           Approximately 7.8% (see Introductory Statement)

--------------------------------------------------------------------------------
        14
                    TYPE OF REPORTING PERSON*
                           IN

--------------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 46088R108                                          Page 31 of 45 Pages
-------------------                                          -------------------



--------------------------------------------------------------------------------
        1
                    NAME OF REPORTING PERSON

                                  Paul Nussbaum

                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    (ENTITIES ONLY)
--------------------------------------------------------------------------------
        2
                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)
                                                                         (b)  X
                                                                             --
                          (see Introductory Statement)
--------------------------------------------------------------------------------
        3
                    SEC USE ONLY

--------------------------------------------------------------------------------
        4
                    SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
        5
                    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
        6
                    CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                     7
 NUMBER OF SHARES           SOLE VOTING POWER
   BENEFICIALLY                     41,752 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON
       WITH
--------------------------------------------------------------------------------
                     8
                               SHARED VOTING POWER
                                        0

--------------------------------------------------------------------------------
                     9
                            SOLE DISPOSITIVE POWER
                                    41,752 shares (see Introductory Statement)

--------------------------------------------------------------------------------
                    10
                            SHARED DISPOSITIVE POWER
                                        0

--------------------------------------------------------------------------------
        11
                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           497,732 shares (see Introductory Statement)

--------------------------------------------------------------------------------
        12
                    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
        13
                    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           Approximately 7.8% (see Introductory Statement)

--------------------------------------------------------------------------------
        14
                    TYPE OF REPORTING PERSON*
                           IN

--------------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 46088R108                                          Page 32 of 45 Pages
-------------------                                          -------------------



--------------------------------------------------------------------------------
        1
                    NAME OF REPORTING PERSON

                                 Marcia Pledger

                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    (ENTITIES ONLY)
--------------------------------------------------------------------------------
        2
                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)
                                                                         (b)  X
                                                                             --
                          (see Introductory Statement)
--------------------------------------------------------------------------------
        3
                    SEC USE ONLY

--------------------------------------------------------------------------------
        4
                    SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
        5
                    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
        6
                    CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                     7
 NUMBER OF SHARES           SOLE VOTING POWER
   BENEFICIALLY                     1,000 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON
       WITH
--------------------------------------------------------------------------------
                     8
                               SHARED VOTING POWER
                                        0

--------------------------------------------------------------------------------
                     9
                            SOLE DISPOSITIVE POWER
                                    1,000 (see Introductory Statement)

--------------------------------------------------------------------------------
                    10
                            SHARED DISPOSITIVE POWER
                                        0

--------------------------------------------------------------------------------
        11
                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           497,732 shares (see Introductory Statement)

--------------------------------------------------------------------------------
        12
                    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
        13
                    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           Approximately 7.8% (see Introductory Statement)

--------------------------------------------------------------------------------
        14
                    TYPE OF REPORTING PERSON*
                           IN

--------------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 46088R108                                          Page 33 of 45 Pages
-------------------                                          -------------------



--------------------------------------------------------------------------------
        1
                    NAME OF REPORTING PERSON

                                   Rita Pouria

                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     (ENTITIES ONLY)
--------------------------------------------------------------------------------
        2
                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)
                                                                         (b)  X
                                                                             --
                          (see Introductory Statement)
--------------------------------------------------------------------------------
        3
                    SEC USE ONLY

--------------------------------------------------------------------------------
        4
                    SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
        5
                    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
        6
                    CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                     7
 NUMBER OF SHARES           SOLE VOTING POWER
   BENEFICIALLY                     1,566 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON
       WITH
--------------------------------------------------------------------------------
                     8
                               SHARED VOTING POWER
                                        0

--------------------------------------------------------------------------------
                     9
                            SOLE DISPOSITIVE POWER
                                    1,566 shares (see Introductory Statement)

--------------------------------------------------------------------------------
                    10
                            SHARED DISPOSITIVE POWER
                                        0

--------------------------------------------------------------------------------
        11
                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           497,732 shares (see Introductory Statement)

--------------------------------------------------------------------------------
        12
                    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
        13
                    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           Approximately 7.8% (see Introductory Statement)

--------------------------------------------------------------------------------
        14
                    TYPE OF REPORTING PERSON*
                           IN

--------------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 46088R108                                          Page 34 of 45 Pages
-------------------                                          -------------------



--------------------------------------------------------------------------------
        1
                    NAME OF REPORTING PERSON

                                  Murray Salit

                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    (ENTITIES ONLY)
--------------------------------------------------------------------------------
        2
                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)
                                                                        (b)  X
                                                                            --
                          (See Introductory Statement)
--------------------------------------------------------------------------------
        3
                    SEC USE ONLY

--------------------------------------------------------------------------------
        4
                    SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
        5
                    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
        6
                    CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                     7
 NUMBER OF SHARES           SOLE VOTING POWER
   BENEFICIALLY                     1,000 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON
       WITH
--------------------------------------------------------------------------------
                     8
                               SHARED VOTING POWER
                                        0

--------------------------------------------------------------------------------
                     9
                            SOLE DISPOSITIVE POWER
                                    1,000 shares (see Introductory Statement)

--------------------------------------------------------------------------------
                    10
                            SHARED DISPOSITIVE POWER
                                        0

--------------------------------------------------------------------------------
        11
                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           497,732 shares (see Introductory Statement)

--------------------------------------------------------------------------------
        12
                    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
        13
                    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           Approximately 7.8% (see Introductory Statement)

--------------------------------------------------------------------------------
        14
                    TYPE OF REPORTING PERSON*
                           IN

--------------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 46088R108                                          Page 35 of 45 Pages
-------------------                                          -------------------



--------------------------------------------------------------------------------
        1
                    NAME OF REPORTING PERSON

                                   Rich Texler

                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    (ENTITIES ONLY)
--------------------------------------------------------------------------------
        2
                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)
                                                                        (b)  X
                                                                            --
                          (See Introductory Statement)
--------------------------------------------------------------------------------
        3
                    SEC USE ONLY

--------------------------------------------------------------------------------
        4
                    SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
        5
                    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
        6
                    CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                     7
 NUMBER OF SHARES           SOLE VOTING POWER
   BENEFICIALLY                     1,500 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON
       WITH
--------------------------------------------------------------------------------
                     8
                               SHARED VOTING POWER
                                        0

--------------------------------------------------------------------------------
                     9
                            SOLE DISPOSITIVE POWER
                                    1,500 shares (see Introductory Statement)

--------------------------------------------------------------------------------
                    10
                            SHARED DISPOSITIVE POWER
                                        0

--------------------------------------------------------------------------------
        11
                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           497,732 shares (see Introductory Statement)

--------------------------------------------------------------------------------
        12
                    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
        13
                    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           Approximately 7.8% (see Introductory Statement)

--------------------------------------------------------------------------------
        14
                    TYPE OF REPORTING PERSON*
                           IN

--------------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 46088R108                                          Page 36 of 45 Pages
-------------------                                          -------------------



--------------------------------------------------------------------------------
        1
                    NAME OF REPORTING PERSON

                                  William Vido

                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    (ENTITIES ONLY)
--------------------------------------------------------------------------------
        2
                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)
                                                                         (b)  X
                                                                             --
                          (See Introductory Statement)
--------------------------------------------------------------------------------
        3
                    SEC USE ONLY

--------------------------------------------------------------------------------
        4
                    SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
        5
                    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
        6
                    CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                     7
 NUMBER OF SHARES           SOLE VOTING POWER
   BENEFICIALLY                     2,000 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON
       WITH
--------------------------------------------------------------------------------
                     8
                               SHARED VOTING POWER
                                        0

--------------------------------------------------------------------------------
                     9
                            SOLE DISPOSITIVE POWER
                                    2,000 shares (see Introductory Statement)

--------------------------------------------------------------------------------
                    10
                            SHARED DISPOSITIVE POWER
                                        0

--------------------------------------------------------------------------------
        11
                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           497,732 shares (see Introductory Statement)

--------------------------------------------------------------------------------
        12
                    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
        13
                    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           Approximately 7.8% (see Introductory Statement)

--------------------------------------------------------------------------------
        14
                    TYPE OF REPORTING PERSON*
                           IN

--------------------------------------------------------------------------------

Introductory Statement

         This Amendment to Schedule 13D amends as of March 23, 2000, pursuant to Rule 13d-2(a) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Schedule 13D filed on October 13, 1999 and Amendment No. 1 and Amendment No. 2 thereto, filed on November 24, 1999 and November 26, 1999, respectively (collectively, the "Schedule 13D Filings"), by Gary M. Goldberg ("Goldberg"), Gary Goldberg & Co., Inc. ("GGC"), VIP 100, L.P. ("VIP 100"), Gordon Adsluf, Brian Bassuk, Annette Berkman, Edward Carter, Edward Daly, Hugh Devalle, Maxine Dombrow, Tanya Drake, Louis Ecker, Alan Frankel, Robert Friedel, Edward Heinz, Dorothy Lopreato, Rita Mayersohn, Rocco Miano, Herbert Nathan, Paul Nussbaum, Beulah Ratet and Murray Salit (the "Original Reporting Persons"), and relates to a decrease of the interest of certain of those persons or entities in the shares of common stock, par value $.01 per share ("Common Stock"), of Interstate Hotels Corporation (the "Issuer") and the addition of certain of the parties who either maintain discretionary accounts with GFC or are IHCO Customers (defined below).

         The persons filing this Amendment No. 3 to Schedule 13D (this "Amendment") to the extent not Original Reporting Persons (the "Additional Reporting Persons") do so in connection with the Agreement Respecting Joint Filing of Schedule 13D and Power of Attorney filed herewith as Exhibit 1 (the "Filing Agreement"). Every Original Reporting Person files this Amendment pursuant to a Filing Agreement, executed and delivered in connection with the
Schedule 13D Filings. This Amendment reflects the following facts: (i) Goldberg is a controlling person of GGC, VIP 100 and Gary Goldberg VIP 100, Inc. ("VIPGP") and, as such, may be deemed to be the beneficial owner of any shares of Common Stock (the "Shares") of which GGC, VIP 100 or VIPGP may be deemed a beneficial owner; (ii) Goldberg and GGC may be deemed to be the beneficial owner of any Shares held by any of GGC's customers who maintain "discretionary accounts" with GGC (pursuant to which accounts GGC has voting power and/or dispositive power with respect to the Shares); (iii) certain customers of GGC who do not maintain discretionary accounts with GGC have purchased Shares based in part upon the recommendation of Goldberg or GGC and, although there is no agreement or understanding that they will do so, it may be reasonably anticipated that they will follow the recommendations of Goldberg or GGC with respect to the voting and/or the disposition of such Shares; and (iv) as a result of the foregoing, Goldberg, GGC, VIP 100 and the IHCO Customers may be deemed to be a "group," within the meaning of Section 13(d)(3) of the Exchange Act. By their execution of the Filing Agreement, the customers who maintain non-discretionary accounts (the "IHCO Customers") have agreed to the reporting of their shares in this Amendment. Such Filing Agreement shall not be construed as an admission for purposes of Section 13(d) or 13(g) of the Exchange Act, that
(i) any IHCO Customer is the beneficial owner of Shares held by any other Reporting Person, (ii) any other Reporting Person is the beneficial owner of any Shares held by any IHCO Customer or (iii) any IHCO Customer is part of a group. Customers of GGC who do not maintain discretionary accounts with GGC (other than the IHCO Customers) own an aggregate of 12,585 Shares which were acquired on or about June 18, 1999, pursuant to a distribution of Shares by Wyndham International, Inc. to its shareholders in connection with the "spin-off" of 92% of the then issued and outstanding Common Stock of the Issuer ("Spin-Off"). Neither such 12,585 Shares nor the holders thereof are reported in this Schedule 13D. Other than Spin-Off Shares held by the Original Reporting Persons or the Additional Reporting Persons, neither such Spin-Off Shares nor the holders thereof are reported in this Schedule 13D

Item 1.  Security and Issuer.

                  No change since the Schedule 13D Filings.


Item 2.  Identity and Background.

         (a) - (c) No change since the Schedule 13D Filings, except the following:

         The Additional Reporting Persons are identified in the following table:


Names of Reporting Persons and       Principal           Names and Principal
Affiliated Persons                   Occupation          Business of Employer                      Address of Residence or Employer
------------------------------------ ------------------- ----------------------------------------- ---------------------------------
Thomas DeMaio                        Self-Employed       DeMaio & Prisco                           551 Almena Ave.
                                                                                                   Albany, NY  10502


Harry DiPietro                       Self-Employed       Da-Rose Corner Store                      102 Albany Post Rd.
                                                                                                   Buchanan, NY  10511


Thomas Finehout                      Dentist             Thomas Finehout, D.D.S.                   87 Rocking Chair Rd.
                                                                                                   White Plains, NY 10607

John Gilbert                         Accountant          The St. Andrew's Golf Club                62 Sutin Place
                                                         10 Old Jackson Avenue                     Chestnut Ridge, NY  10977
                                                         Hastings-on-Hudson, NY  10706

Leonard Israel                       Retired             N/A                                       100 High Point Dr.
                                                                                                   Hartsdale, NY  10530


Marvin Kranes                        Retired             N/A                                       191 Quaspeck Blvd.
                                                                                                   Valley Cottage, NY  10989


Edith Nathan                         Retired             N/A                                       141-A Avenida Majorca
                                                                                                   Laguna Woods, CA  92653

Rita Pouria                          Retired             N/A                                       93 Shoreview Dr.
                                                                                                   Yonkers, NY 10710


Richard Texler                       Teacher             Sugar Loaf Union Free                     Gibson Hill Rd.
                                                         School District                           Chester, NY  10918

William Vido                         Retired             N/A                                       12 Hidden Glen Lane
                                                                                                   Monsey, NY  10952


Dan Cervellino                       Account             Keyston Hewley-White                      29 Lenape Rd.
                                     Executive           75 Chestnut Ridge Rd.                     Ringwood, NJ  07456
                                                         Montvale, NJ  07645

Margaret Nikola                      Retired             N/A                                       15 Russa Drive
                                                                                                   Hopewell Jct., NY  12533

Marcia Pledger                       Retired             N/A                                       366 Columbus Ave.
                                                                                                   West Harrison, NY  10604

         (d) - (e) No change.

               (f) No change.

The following is added to Item 3:

Item 3.  Source and Amount of Funds or Other Consideration.

                  The source of funds used for the purchase, if any, of the Common Stock since the Schedule 13D Filings for each of the individual Original Reporting Persons and Additional Reporting Persons was personal funds, and for each of GGC and VIP 100 was working capital. The amount paid for the Shares purchased, if any, by each of the Additional Reporting Persons is set forth in
Item 5 hereof. The aggregate amount paid for the Common Stock acquired by the Original Reporting Persons and Additional Reporting Persons was approximately $1,735,000, which amount does not include brokerage commissions. In addition, the Original Reporting Persons and Additional Reporting Persons acquired an aggregate of 13,453 Shares pursuant to the Spin-Off, as defined in the Introductory Statement.

Item 4.  Purpose of Transaction.

                  No change.

Item 5.  Interest in Securities of the Issuer.

                  No change, except that the following table reflects changes in the beneficial ownership of Original Reporting Persons and the beneficial ownership of the Additional Reporting Persons:

                  (a) For purposes of this Schedule 13D, the percentage for each person or entity of the outstanding Shares beneficially owned has been computed on the basis of 6,394,996 Shares outstanding, based upon the information set forth in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1999 filed on November 15, 1999.

Name                                 No. of Shares Beneficially Owned       (%)
----                                 --------------------------------       ---
Gary Goldberg & Co., Inc.                                     398,752    6.235%
Gary M. Goldberg                                              497,732    7.783%
VIP 100, L.P.                                                  98,980    1.548%
Adsluf, Gordon                                                  2,199    0.034%
Bassuk, Brian                                                   5,033    0.079%
Berkman, Annette                                                  666    0.010%
Carter, Edward                                                 10,000    0.156%
Daly, Edward                                                    3,366    0.053%
Delvalle, Hugh                                                  1,076    0.017%
DeMaio, Thomas                                                  1,033    0.016%
DiPeitro, Harry                                                 5,000    0.078%
Dombrow, Maxine                                                   262    0.004%
Drake, Tanya                                                    2,000    0.031%
Ecker, Louis                                                    5,100    0.080%
Finehout, Thomas                                                2,052    0.032%

Frankel, Alan                                                     300    0.005%
Friedel, Robert                                                   320    0.005%
Gilbert, John                                                   1,875    0.029%
Haessler, Barbara                                                 366    0.006%
Heinz, Edward                                                   1,066    0.017%
Israel, Leonard                                                 3,000    0.047%
Kranes, Marvin                                                    550    0.009%
Lopreato, Dorothy                                               2,200    0.034%
Mayersohn, Rita                                                 1,500    0.023%
Miano, Rocco                                                    2,100    0.033%
Nathan, Herbert                                                   406    0.006%
Nathan, Edith                                                     360    0.006%
Nikola, Margaret                                                  200    0.003%
Nussbaum, Paul                                                 41,752    0.653%
Pledger, Marcia                                                 1,000    0.016%
Pouria, Rita                                                    1,566    0.024%
Salit, Murray                                                   1,000    0.016%
Servellino, Dan                                                 2,000    0.031%
Texler, Rich                                                    1,500    0.023%
Vido, William                                                   2,000    0.031%

                  (b)      No change since the filing of the Schedule 13D
                           Filings.

                  (c)      No change except the following:

         The following table sets forth information with respect to all transactions in the Common Stock that were effected since the filing of the
Schedule 13D Filings by the persons referred to in paragraph (a):

I.  Gary Goldberg & Co., Inc.

Shareholder Name               Date of               Type of                   Number of                Price Per
                             Transaction      Transaction (Purchase             Shares                    Share
                                                    or Sale)
------------------------------------------------------------------------------------------------------------------------
Gary Goldberg & Co.           12/30/99                  P                                   1,000                3  1/4
Gary Goldberg & Co.           12/30/99                  S                                   1,000                3  2/5
Gary Goldberg & Co.           12/30/99                  P                                   1,856                3  1/4
Gary Goldberg & Co.           12/30/99                  P                                     119               3  3/16
Gary Goldberg & Co.           12/30/99                  S                                   1,975                3  2/5
Gary Goldberg & Co.           02/11/00                  S                                     556                3  3/8
Gary Goldberg & Co.           02/11/00                  S                                     948                3  3/8
Discretionary Acct.           02/17/00                  S                                   5,000                3  1/4
Discretionary Acct.           02/18/00                  S                                     245                     3
Discretionary Acct.           02/18/00                  S                                     121                     3
Gary Goldberg & Co.           02/18/00                  B                                     245                     3

Gary Goldberg & Co.           02/18/00                  B                                     121                     3
Gary Goldberg & Co.           02/18/00                  S                                     245               3 13/32
Gary Goldberg & Co.           02/18/00                  S                                     121               3 13/32
Discretionary Acct.           02/22/00                  S                                   1,000                3  1/4
Gary Goldberg & Co.           02/24/00                  P                                     300                3  1/8
Gary Goldberg & Co.           02/25/00                  P                                   2,000                3  1/8
Gary Goldberg & Co.           02/25/00                  S                                   2,300                3  1/4
Discretionary Acct.           02/25/00                  P                                   2,300                3  1/4
Gary Goldberg & Co.           02/28/00                  P                                   7,161                3  1/8
Gary Goldberg & Co.           02/28/00                  S                                   7,161                3  1/4
Discretionary Acct.           02/28/00                  P                                   7,161                3  1/4
Discretionary Acct.           03/03/00                  S                                   3,500                3  1/8
Discretionary Acct.           03/03/00                  S                                     500               3  5/32
Discretionary Acct.           03/15/00                  S                                   2,000                3  1/4
Discretionary Acct.           03/17/00                  S                                      20               3  3/16
Discretionary Acct.           03/17/00                  S                                      68               3  3/16
Discretionary Acct.           03/23/00                  S                                   9,600                     3
Discretionary Acct.           03/23/00                  S                                     400                2  7/8


II.  VIP 100, L.P.

Shareholder Name               Date of               Type of                   Number of                Price Per
                             Transaction           Transaction                  Shares                    Share
------------------------------------------------------------------------------------------------------------------------
VIP100 LP                     11/23/99                  P                                  80,000               3  1/32
VIP100 LP                     11/23/99                  P                                  12,500                     3
VIP100 LP                     12/06/99                  P                                   4,100                3  1/8
VIP100 LP                     01/24/00                  S                                   5,000                     4
VIP100 LP                     01/25/00                  S                                   2,500                     4
VIP100 LP                     02/11/00                  S                                   8,000                3  3/8
VIP100 LP                     02/22/00                  S                                   1,100               3 13/32
VIP100 LP                     02/28/00                  S                                   5,000                3  1/8
VIP100 LP                     03/02/00                  S                                   5,000                3  1/8
VIP100 LP                     03/03/00                  S                                   5,000                3  1/8
VIP100 LP                     03/06/00                  S                                   5,000                3  1/8
VIP100 LP                     03/07/00                  S                                   5,000               3  1/16
VIP100 LP                     03/08/00                  S                                   5,000                3  1/8
VIP100 LP                     03/08/00                  S                                  10,000                3  1/8
VIP100 LP                     03/09/00                  S                                   5,000                3  1/8
VIP100 LP                     03/13/00                  S                                   2,600                3  1/8

VIP100 LP                     03/15/00                  S                                   5,000                3  1/8
VIP100 LP                     03/22/00                  S                                   5,000               3  3/16

III.  Gary Goldberg - Personal

Shareholder Name               Date of               Type of                   Number of                Price Per
                             Transaction      Transaction (Purchase             Shares                    Share
                                                    or Sale)
------------------------------------------------------------------------------------------------------------------------
Gary Goldberg - Personal      01/27/00                  S                                   1,743                3  3/4


IV.  IHCO Customers

Shareholder Name               Date of               Type of                   Number of                  Price
                             Transaction      Transaction (Purchase             Shares                  Per Share
                                                    or Sale)
------------------------------------------------------------------------------------------------------------------------
Bassuk, Brian                 10/14/99                  P                                    5,000               3  1/8
Delvalle, Hugh                10/19/99                  P                                    1,000              3 11/32
Ratet, Beulah                 10/19/99                  P                                    1,000               3  3/8
Daly, Edward                  10/22/99                  P                                    3,300               3  1/4
Drake, Tanya                  10/22/99                  P                                    1,000               3  1/8
Drake, Tanya                  10/22/99                  P                                    1,000               3  1/8
Nathan, Herbert               10/26/99                  P                                      300              2 15/16
Heinz, Edward                 10/28/99                  P                                    1,000               3  1/8
Salit, Murray                 10/29/99                  P                                    1,000               3  1/8
Haessler, Barbara             11/16/99                  P                                      300               3  1/8
Miano, Rocco                  11/23/99                  P                                    2,000               3  3/8
Friedel, Robert               11/23/99                  P                                      304               3  1/8
Kranes, Marvin                11/26/99                  P                                      500              3  1/32
Gilbert, John                 12/02/99                  P                                      375               3  3/8
Gilbert, John                 12/03/99                  P                                    1,500               3  3/8
Texler, Rich                  12/03/99                  P                                    1,500               3  3/8
DiPietro, Harry               12/03/99                  P                                    4,867               3  3/8
DeMaio, Thomas                12/06/99                  P                                    1,000               3  3/8
Ratet, Beulah                 12/09/99                  P                                    1,000               3  1/2
Wachsman, Craig               12/09/99                  P                                    2,000               3  5/8
Pouria, Rita                  12/13/99                  P                                    1,500               3  5/8
Pledger, Marcia               12/14/99                  P                                    1,000               3  3/4
Israel, Leonard               12/16/99                  P                                    3,000               3  5/8
Nikola, Margaret              12/23/99                  P                                      200              3  3/16
Nathan, Edith                 12/29/99                  P                                       60               3  3/8
Vido, William                 12/30/99                  P                                    1,000               3  2/5
Finehout, Thomas              12/30/99                  P                                    1,500               3  2/5
Finehout, Thomas              12/30/99                  P                                      475               3  2/5

Ratet, Beulah                 03/23/00                  S                                    2,166                    3


                  (d)      No change since the filing of the Schedule 13D
                           Filings.

                  (e)      Not applicable.


Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

                  No change since the filing of the Schedule 13D Filings.


Item 7.  Material to be Filed as Exhibits.

                  Exhibit 1.        Agreement Respecting Joint Filing of
                                    Schedule 13D and Power of Attorney.


                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 28, 2000.
                                          /s/ Gary M. Goldberg
                                          --------------------------------
                                            Gary M. Goldberg




                                          GARY GOLDBERG & CO., INC.

                                          By: /s/ Gary M. Goldberg
                                          --------------------------------
                                                   Gary M. Goldberg, President




                                          VIP 100, L.P.
                                          By: Gary Goldberg VIP, Inc.,
                                                   general partner

                                          By: /s/ Gary M. Goldberg
                                          --------------------------------
                                                   Gary M. Goldberg, President


                                          /s/ Gary M. Goldberg
                                          --------------------------------
                                          Gary M. Goldberg, as attorney-in-fact
                                          for Gordon Adsluf, Brian Bassuk,
                                          Annette Berkman, Edward Carter, Dan
                                          Cervellino, Edward Daly, Thomas
                                          DeMaio, Harry DiPietro, Hugh Devalle,
                                          Maxine Dombrow, Tanya Drake, Louis
                                          Ecker,

                                          Thomas Finehout, Alan Frankel, Robert
                                          Friedel, John Gilbert, Barbara
                                          Haessler, Edward Heinz, Leonard
                                          Israel, Marvin Kranes, Dorothy
                                          Lopreato, Rita Mayersohn, Rocco Miano,
                                          Edith Nathan, Herbert Nathan, Margaret
                                          Nikola, Paul Nussbaum, Marcia Pledger,
                                          Rita Pouria, Beulah Ratet, Murray
                                          Salit, Rich Texler and William Vido.